Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CROWN FINANCIAL HOLDINGS, INC.

FIRST: The name of the corporation is Crown Financial Holdings, Inc. (the “Corporation”).

SECOND: The address of its principal office in the State of New Jersey is Newport Office Tower, 525 Washington Blvd., Jersey City, New Jersey 07310. The name of its registered agent at such address is Mr. Robert S. Thornton.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporation may be organized under the New Jersey Business Corporation Act.

FOURTH: The Corporation may engage in any activity within the purpose for which corporations may be organized may be organized under the New Jersey Business Corporation Act. In furtherance and not in limitation of the powers conferred by the laws of the State of New Jersey, the following provisions are inserted in this Certificate of Incorporation for the regulation and conduct of the business and affairs of the Corporation:

1. The election of directors of the Corporation need not be by written ballot unless the By-Laws so require.

2. The business and affairs of the Corporation shall be managed by, or under the direction of a Board of Directors consisting of not less than two (2) nor more than eight (8) persons. The exact number of directors within the minimum and maximum limitation specified herein shall be fixed from time to time by resolution of a majority of the whole Board of Directors.

3. The directors of the Corporation, by the affirmative vote of a majority of the whole Board, at any regular or special meeting; shall have the power to adopt, amend or repeal By-Laws of the Corporation, provided, however, that such power of the Board shall not divest the shareholders of the Corporation of their power to adopt, amend or repeal By-Laws of the Corporation as provided by the New Jersey Business Corporation Act.

4. Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and preferred shareholders, if any, for the distribution pro rata among the shareholders of the Corporation of the assets of the Corporation, wholly or in part, in cash or in kind, whether such assets be in cash or other property, and any such vote or votes may authorize the Board of Directors of the Corporation to determine the valuation of the different assets of the Corporation for the purpose of such liquidation and may divide or authorize the Board of Directors to divide such assets or any part thereof among the shareholders of the Corporation, in such manner that every shareholder will receive a proportionate amount in value (determined as aforesaid) of cash and/or property of the

Corporation upon such agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefits of the heirs, executors, and administrators of such a person.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 25,200,000 shares consisting of one class of 25,000,000 shares of Common Stock having a par value of $.01 per share (the “Common Stock”) and one class of 200,000 shares of Preferred Stock having a par value of $.01 per share (the “Preferred Stock”), of which 10,000 shares of Preferred Stock are designated as Series A Convertible Preferred Stock (the “Series A Preferred”).

SIXTH: (a) The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

1. The number of shares to constitute the series and the distinctive designation thereof;

2. The amount of rate of dividend on the shares of the series, whether dividends shall be cumulative, the times at and the terms and conditions upon which dividends shall be paid and any relative rights of priority of payment of dividends to the shares of the series in relation to dividends payable to any other class or series of stock of the Corporation;

3. Whether the shares of the series shall be redeemable and, if redeemable, the terms and conditions upon which the shares of the series may be redeemed, including the price at and the date or dates after which the shares may be redeemed and the relative rights of priority of redemption of the shares of the series in relation to the redemption of any other class or series of stock of the Corporation;

4. Whether the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund is established, the annual amount thereof and the terms and provisions relative to the operation thereof;

5. Whether the shares of the series shall be convertible into shares of any class or classes or of any other series of the same class and, if convertible, the terms and conditions upon which the shares may be converted, including the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

6. The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including the amount payable upon the shares in such event, the terms and conditions of such payment and the relative rights of priority of payment of such shares in relation to the payment of any other class or series of stock of the Corporation;

7. The restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

8. Whether the shares of the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including the number of votes per share, the matters on which the shares can vote and the contingency, if any, which makes the voting rights effective; and

9. Any other relative rights, preferences, and limitations of that series.

(b) All shares of Common Stock shall have identical rights and privileges in every respect. Except as shall be stated and expressed in the resolution or resolutions providing for the issue of each series of Preferred Stock adopted by the Board of Directors of the Corporation or by law, all shares of Preferred Stock shall have identical relative rights, preferences and limitations.

(c) Except as otherwise required by law and except to the extent the holders of shares of a series of Preferred Stock may be granted voting rights by the Board of Directors of the Corporation in the resolution or resolutions providing for the issue of such series, all voting rights of shareholders in the Corporation shall be vested exclusively in the holders of the Common Stock, who shall be entitled to one vote for each share of Common Stock.

(d) Notwithstanding the above, the Series A Preferred shall have the following rights, preferences, privileges and restrictions:

1. Designation.

Ten Thousand (10,000) shares of the authorized shares of the Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred”).

2. Dividend Rights.

Series A Preferred shall be on par with the Common Stock in terms of its right to receive dividends. Series A Preferred shall be entitled to receive, when and as declared by the Board with respect to the Series A Preferred, but only out of funds that are legally available therefore, cash dividends when, as and if declared by the Board. Such dividends shall be payable only when, as and if declared by the Board with respect to the Series A Preferred, at a rate determined by the Board, and shall be cumulative and shall be due and payable during each calendar quarter in arrears.

3. Voting Rights.

Except as otherwise provided herein or as required by law, Series A Preferred shall be voted equally with the shares of the Common Stock (on an as converted basis) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

4. Liquidation Rights.

Upon any dissolution, liquidation and winding up of the Corporation, except as otherwise may be specifically required under the laws of the State of New Jersey, Series A Preferred shall be entitled to the liquidation rights on par with those of the Corporation’s common stock, par value $.01 per share (the “Common Stock”).

5. Conversion Rights.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Each holder of the Series A Preferred shall have the right to convert the Series A Preferred shares, at such holder’s option, at any time, into shares of Common Stock at the conversion rate of one thousand (1,000) shares of Common Stock for each one (1) share of Series A Preferred, subject to adjustment pursuant to the provisions of this Section 5; provided, however, any proposed conversion of Series A Preferred contemplated under this Section 5 hereof is approved and executed in accordance with the rules, regulations and listing requirements of the principal securities exchange on which the Corporation’s securities are listed or admitted to trading at the time of the proposed conversion.

(b) Mechanics of Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to Section 5(a) shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash, or to the extent sufficient funds are not then legally available therefore, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any cumulated and unpaid dividends (whether or not declared) on the shares of Series A Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Notwithstanding any other provision of this instrument, the Corporation shall be under no obligation to convert any shares of Series A Preferred into shares of Common Stock, unless in the sole discretion of the Board, there is sufficient authorized and unissued Common Stock to satisfy all of the Corporation’s needs at the time of the requested conversion. The Corporation may convert any or all of the Series A Preferred, at its sole discretion, upon notice to the holder or holders at the address or addresses last provided by the holder(s).

(c) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series A Preferred is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Series A Preferred conversion rate in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred conversion rate in effect immediately before the combination shall be proportionally decreased. Any adjustment under this Section 5(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event each share of the Series A Preferred shall be entitled to receive such dividend or distribution in an amount per share equal to the amount per share of Common Stock multiplied by the conversion rate, as adjusted.

(e) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer (as those terms are defined below) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

An “Acquisition” shall mean any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred (an “Acquisition”); and an “Asset Transfer” shall mean a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

(f) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, a provision shall be made so that the Series A Preferred shall be converted automatically into Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Immediately prior to closing of such a transaction, the holders of Series A Preferred and Common Stock shall share ratably (treating the Series A Preferred on an as-converted basis) based on the number of shares held by each such holder in receipt of consideration from the acquiring entity.

(g) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred conversion ratio for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred conversion rate at the time in effect, (iii) the number of additional shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

(h) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any

Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred.

(k) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex, e-mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(l) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

(m) No Dilution or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against dilution or other impairment.

6. No Reissuance of Series A Preferred. No shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise may be reissued.

SEVENTH: The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees, and agents, and any other persons serving at the request of the Corporation as an officer, director, employee, or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee or agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity, and (ii) shall inure to the benefit of the heirs, executors and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or person enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees or agents whether or not the Corporation would have the power to indemnify them against such liability under the provision of this article.

EIGHTH: The private property of the shareholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

NINTH: Any amendment to this Certificate of Incorporation shall require the affirmative vote of two-thirds of the shares of each class outstanding and entitled to vote thereon, provided that the board of directors of the Company may, by the affirmative vote of two-thirds of all Directors, reduce the number of shares required to amend the Certificate of Incorporation on a case by case basis only, provided that in no event may the board reduce the number of shares required to amend the Certificate of Incorporation below a number equal to the majority of the shares outstanding entitled to vote thereon.

TENTH: The stockholders of the Corporation may not take action by written consent without a meeting and must take any actions at a duly called annual or special meeting. Meetings of stockholders may be held within or without the State of New Jersey, as the by-laws may provide.

ELEVENTH: If any Article of this Certificate of Incorporation or any portion thereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining Articles of portions of said Article, as the case may be, shall nevertheless remain in full force and effect as though the unenforceable part had been severed and deleted.

TWELFTH: The first Board of Directors shall consist of seven (7) directors as follows:

Name:	Address:

Susan S. Ciallella	525 Washington Blvd., Jersey City, NJ 07310
Alfred T. Duncan	525 Washington Blvd., Jersey City, NJ 07310
John P. Leighton	525 Washington Blvd., Jersey City, NJ 07310
Donald Shek	525 Washington Blvd., Jersey City, NJ 07310
Henry Y. L. Toh	525 Washington Blvd., Jersey City, NJ 07310
Andrew Wimpfheimer	525 Washington Blvd., Jersey City, NJ 07310

THIRTEENTH: The name and address of the incorporator is Cavas S. Pavri, 3200 Mellon Bank Center, 1735 Market Street, Philadelphia, PA 19103.

In Witness Whereof, the incorporator being over eighteen years of age has signed this certificate this 29th day of October, 2004.

CROWN FINANCIAL HOLDINGS, INC.

By:	Cavas S. Pavri
Cavas S. Pavri